CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File Nos. 333-96519/811-03927 on Form N-6 of our report dated March 30, 2022, relating to the financial statements comprising each of the Investment Options of Brighthouse Fund UL for Variable Life Insurance, and our report dated March 2, 2022, relating to the financial statements of Brighthouse Life Insurance Company, both appearing in form N-VPFS of Brighthouse Fund UL for Variable Life Insurance for the year ended December 31, 2021. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
April 7, 2022